UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Huebsch, Thomas M
   2777 Walden Avenue
   Buffalo, NY  14225
   USA
2. Issuer Name and Ticker or Trading Symbol
   American Precision Industries Inc.
   APR
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   06/13/97
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Corporate Controller
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
Common stock, $2/3 par valu|05/22/|M   | |1500              |A  |7.375      |                   |      |                           |
e                          |97    |    | |                  |   |           |                   |      |                           |
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Common stock, $2/3 par valu|05/22/|S   | |1500              |D  |18.875     |                   |      |                           |
e                          |97    |    | |                  |   |           |                   |      |                           |
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Common stock, $2/3 par valu|05/29/|M   | |100               |A  |7.375      |                   |      |                           |
e                          |97    |    | |                  |   |           |                   |      |                           |
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Common stock, $2/3 par valu|05/29/|M   | |1400              |A  |6.75       |                   |      |                           |
e                          |97    |    | |                  |   |           |                   |      |                           |
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Common stock, $2/3 par valu|05/29/|S   | |1500              |D  |19.25      |                   |      |                           |
e                          |97    |    | |                  |   |           |                   |      |                           |
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Common stock, $2/3 par valu|05/30/|M   | |1600              |A  |9.00       |                   |      |                           |
e                          |97    |    | |                  |   |           |                   |      |                           |
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Common stock, $2/3 par valu|05/30/|M   | |800               |A  |12.375     |                   |      |                           |
e                          |97    |    | |                  |   |           |                   |      |                           |
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Common stock, $2/3 par valu|05/30/|S   | |1600              |D  |19.375     |1,959.5773         |D     |                           |
e                          |97    |    | |                  |   |           |                   |      |                           |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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
Employee Stock Option |7.375   |05/22|M   | |1,500      |D  |*    |     |Common Stock|       |       |            |   |            |
(Right to Buy)        |        |/97  |    | |           |   |     |     |            |       |       |            |   |            |
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                      |7.375   |05/29|M   | |100        |D  |*    |04/25|Common Stock|       |       |1,600       |D  |            |
                      |        |/97  |    | |           |   |     |/04  |            |       |       |            |   |            |
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                      |6.75    |05/29|M   | |1,400      |D  |*    |04/23|Common Stock|       |       |600         |D  |            |
                      |        |/97  |    | |           |   |     |/03  |            |       |       |            |   |            |
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                      |9.00    |05/30|M   | |1,600      |D  |*    |04/27|Common Stock|       |       |2,400       |D  |            |
                      |        |/97  |    | |           |   |     |/05  |            |       |       |            |   |            |
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                      |12.375  |05/30|M   | |800        |D  |*    |04/26|Common Stock|       |       |3,200       |D  |            |
                      |        |/97  |    | |           |   |     |/06  |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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
Explanation of Responses:
Options granted to reporting person become exercisable in five annual installments of 20% each beginning on the first anniversary of the date of
grant.
SIGNATURE OF REPORTING PERSON
/s/Thomas M. Huebsch
DATE
06/13/97